MB FINANCIAL, INC.

ARTICLES OF AMENDMENT

MB Financial, Inc., a Maryland corporation, having its principal office in the State of Maryland in Baltimore, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:           The Charter of the Corporation is hereby amended as follows:

(1)    Section D of Article 7 of the Charter is amended to read in its entirety as follows:

“D. Removal. Subject to the rights of the holders of any class or series of Preferred Stock or Other Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5 hereof) voting together as a single class.”

(2)           Article 8 of the Charter is amended to read in its entirety as follows:

“ARTICLE 8. By-laws. The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation.  Except as otherwise provided in the By-laws of the Corporation, any adoption, amendment or repeal of the By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Charter, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5 hereof), voting together as a single class, shall be required for the adoption, amendment or repeal of any provisions of the By-laws of the Corporation by the stockholders.”

(3)           Section A of Article 9 of the Charter is amended to read in its entirety as follows:

                “A.  Voting Requirement; Business Combination Defined. In addition to any affirmative vote required by law or by the Charter, and except as otherwise expressly provided in this Section:

1.           any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

2.           any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

3.           the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equaling or exceeding 25% of the combined assets of the Corporation and its Subsidiaries except pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

4.           the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

5.           any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote in the election of directors (the “Voting Stock”) that is not beneficially owned (as defined in Section C of this Article 9) by the Interested Stockholder in question (after giving effect to the provisions of Article 5 hereof), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of the Charter (including those applicable to any class or series of capital stock) or in any agreement with any national securities exchange or quotation system or otherwise.

The term “Business Combination” as used in this Article 9 shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article 9.”

(4)           The heading in Section B of Article 9 of the Charter is hereby amended to read as follows: “B. Exception to Voting Requirement.”

(5)           Section A of Article 11 of the Charter is amended to read in its entirety as follows:

                 “A.  Voting Requirement. Except as set forth in Section B of this Article 11, in addition to any affirmative vote of stockholders required by law or the Charter, any direct or indirect purchase or other acquisition by the Corporation of any Equity Security (as hereinafter defined) of any class from any Interested Person (as hereinafter defined) shall require the affirmative vote of the holders of a majority of the Voting Stock of the Corporation that is not beneficially owned (for purposes of this Article 11 beneficial ownership shall be determined in accordance with Section F.2(b) of Article 5 hereof) by such Interested Person (after giving effect to the provisions of Article 5 hereof), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of the Charter (including those applicable to any class of securities or capital stock) or in any agreement with any national securities exchange or quotation system, or otherwise. Certain defined terms used in this Article 11 are as set forth in Section C below.”

(6)           Article 14 of the Charter is amended to read in its entirety as follows:

“ARTICLE 14.  Amendment of the Charter. The Corporation reserves the right to amend or repeal any provision contained in the Charter in the manner prescribed by the MGCL, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any of the Corporation’s outstanding stock by classification, reclassification or otherwise, and all rights conferred upon stockholders are granted subject to this reservation; provided that as provided in Article 5, the Board of Directors, with the approval of a majority of the entire Board of Directors and without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

SECOND:     The amendments to the Charter of the Corporation as set forth above were approved by a majority of the entire Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and by the Charter of the Corporation.

THIRD:         The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to by signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Vice President and Secretary as of the 24th day of April, 2009.

ATTEST:		MB FINANCIAL, INC.

/s/ Doria L. Koros	By:	/s/ Mitchell Feiger
Doria L. Koros		Mitchell Feiger
Vice President and Secretary		President and Chief Executive Officer